Exhibit 99.1

Diligent provides update on conditions to the Merger

Wellington, New Zealand — April 13, 2016 (New Zealand time) — Diligent Corporation (NZX: DIL) is pleased to announce that the resolution put before the special meeting of Diligent’s stockholders held at 10am on 13 April 2016 (New Zealand time) was passed:

For
1

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated February 12, 2016, as it may be amended from time to time (which we refer to as the merger agreement), by and among Diligent, Diamond Parent Holdings, Corp., Diamond Merger Sub I, Corp. and Diamond Merger Sub II, Corp. and approve the entry into the transactions contemplated by the merger agreement for the purposes of NZX Rules 9.1.1 and 9.2.1.

68,758,027 votes 58.24% of total votes

2

To consider and vote on any proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.*

Withdrawn

*Resolution 2 was withdrawn from the Special Meeting as Resolution 1 was adopted by the required majority.

Diligent further announces that all of the conditions (other than the delisting) of the Agreement and Plan of Merger among Diamond Parent Holdings, Corp., Diamond Merger Sub I, Corp., Diamond Merger Sub II, Corp. and Diligent, dated as of 12 February 2016 (the “Merger Agreement”) have been satisfied. Therefore, Diligent anticipates it will be delisted from the NZX Main Board at the close of business on Thursday 14 April 2016 (New Zealand time) and expects that NZX will release an announcement in this regard.  Diligent further anticipates that, subject to it being delisted from the NZX Main Board, the closing of the transactions contemplated by the Merger Agreement will occur on 15 April 2016 (New Zealand time).

Safe Harbor Statement

This announcement may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements use words such as “expect,” “anticipate,” “intend,” “plan,” “believe” and other words of similar meaning. All forward looking statements are subject to risks and uncertainties including, without limitation, that the Merger may not be consummated within the expected time period or at all because of a number of factors, including the failure to obtain stockholder approval; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; or the failure to satisfy closing conditions to the Merger.  Factors that may affect the business or financial results of Diligent are described in the risk factors and other disclosures in Diligent’s Annual Report on Form 10-K for the fiscal year ended 31 December 2015, filed with the U.S. Securities and Exchange Commission (SEC) on 14 March 2016 (New York time), and other filings with the SEC, which are available at www.sec.gov. Diligent specifically disclaims any obligation to update its forward-looking statements, whether as a result of new information, future events or otherwise.

About Diligent (NZX: DIL)

Diligent is the leading provider of secure corporate governance and collaboration solutions for boards and senior executives. Over 3,900 clients in more than 60 countries and on all seven continents rely on Diligent to provide secure, intuitive access to their most time-sensitive and confidential information, ultimately helping them make better decisions. The Diligent Boards (formerly Diligent Boardbooks) solution speeds and simplifies how board materials are produced, delivered and collaborated on via any device, removing the security concerns of doing this by courier, email and file sharing. Diligent is a publicly listed company (NZX:DIL). Visit www.diligent.com to learn more.

Investor inquiries:	Media inquiries
Sonya Fynmore NZ toll free: 0800 995 082 International: +64 4 894 6912 sfynmore@diligent.com	Geoff Senescall Ph: + 64 21 481 234